Exhibit 5.1


Cahill Gordon & Reindel
80 Pine Street
New York, New York  10005
(212) 701-3000


August 2, 1994


The Great Atlantic & Pacific
  Tea Company, Inc.
2 Paragon Drive
Montvale, New Jersey  07645


Ladies and Gentlemen:

          We have acted as counsel to The Great Atlantic & Pacific Tea Company, Inc., a Maryland corporation (the "Company"), in con-nection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to up to 1,500,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company to be issued upon the exercise of options granted or to be granted under the Company's 1994 Stock Option Plan and up to 100,000 shares of Common Stock to be issued upon the exercise of options granted or to be granted under the Company's 1994 Stock Option Plan for Non-Employee Directors.

          We wish to advise you that in our opinion the shares of Common Stock covered by the aforesaid Registration Statement, when issued pursuant to the 1994 Stock Option Plan and 1994 Stock Option Plan for Non-Employee Directors (assuming that the option price for which such shares will be issued will in every case be not less than the par value of such shares), will be legally issued, fully paid and nonassessable and no personal liability will be attached to the ownership thereof.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid
Registration Statement.

                                   Very truly yours,


                                   /s/ Cahill Gordon & Reindel